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EXHIBIT 99.1

Ultimate Electronics Updates Its First Quarter Expectations

        DENVER, April 29 /PRNewswire-FirstCall/—Ultimate Electronics, Inc.(ULTE) today updated its expectations for its first quarter of fiscal 2004.

        On March 13, 2003, Ultimate Electronics announced that it expected comparable store sales for fiscal 2004 to be down in the low single digits for the first half of the year followed by positive low single digit comparable store sales in the third quarter and mid-single digit comparable store sales in the fourth quarter. The company estimated sales volume for the year to be between $815 million and $830 million, a 16% to 18% increase over fiscal 2003, given the effect of anticipated comparable store sales and the impact of new stores expected to open in 2003. Based upon this plan, the company expected a loss per share of between $.01 and $.04 for the first quarter, breakeven results in the second quarter, earnings per share of $.05 to $.10 for the third quarter and earnings per share of $.45 to $.60 for the fourth quarter.

        In light of the current economic environment and the war with Iraq, the company has revised sales and earnings expectations for the first quarter of fiscal 2004. The company now anticipates its first quarter comparable store sales to be down by 8% to 9% and total sales to be between $154 million and $157 million. During the period from March 17, 2003 through April 11, 2003, when the United States was actively at war and business at most of the company's Colorado stores was severely impaired for five days due to the area's largest snow storm in over 90 years, the company experienced negative 17% comparable stores sales (after adjusting for the shift in Easter from March 31, 2002 to April 20, 2003).

        The company's comparable stores sales from April 12, 2003 to date were a negative 4%. The company believes that results for the second half of April indicate that sales may be returning to the company's pre-war expectations for fiscal 2004. The company now expects a loss per share of between $.09 and $.13 for the first quarter. Although the company believes consumer spending remains relatively unsettled in the aftermath of the Iraq war and the current economic environment, the company is maintaining its previous guidance for the next three quarters. These estimates may be adjusted for any quarterly impact from the adoption of EITF 02-16, Accounting by a Customer for Certain Consideration Received from a Vendor, effective in the first quarter.

        Ultimate Electronics plans to announce final sales results for the quarter in a press release scheduled for May 8, 2003 and earnings for the first quarter in a press release scheduled for May 29, 2003. The company plans to provide an update on the impact of EITF 02-16, its product mix and its initiatives to improve gross margins and selling, general and administrative expenses in its earnings release.

        Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 13 states. The company operates 58 stores, including 40 stores in Arizona, Idaho, Illinois, Iowa, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics(R), 11 stores in Colorado under the trade name SoundTrack(R) and seven stores in Minnesota under the trade name Audio King(R). In addition, the company operates Fast Trak, Inc., an independent electronics repair company based in Minnesota and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards including Audio Video International's 2002 "Top 10 Audio/Video Retailer of the Year."

        The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding: total sales for the first fiscal quarter; post-war sales trends; comparable store sales and earnings per share for each quarter during fiscal 2004; and the schedule for releasing results for the first quarter. Actual results may differ materially from those included in the forward-looking statement due to a number of factors, including, but not limited to: gross margins and selling, general and administrative expenses for April 2003; the success of sales and gross margin initiatives and cost reduction measures for the balance of fiscal 2004; the timing and success of the conversion to the company's management information system; changes in general economic conditions; shifts in merchandise mix; activities of competitors; the challenges associated with entering new markets; terrorism and acts of war; the impact of the company's adoption of EITF 02-16 and other risk factors identified in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

        Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the company's Web site at www.ultimateelectronics.com.

        For further information, please contact: Alan E. Kessock, Chief Financial Officer of Ultimate Electronics, Inc., +1-303-801-4000, alan.kessock@ulte.com

© 2003 PRNewswire

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  EXHIBIT 99.1
Ultimate Electronics Updates Its First Quarter Expectations